Filed Pursuant to Rule 424(b)(3)
Registration No. 333-297485

PROSPECTUS

Common Stock, $0.001 par value
108,868,331 Shares

This prospectus relates to the resale, from time to time, of 108,868,331 shares of our common stock by the selling stockholders named herein. These shares are comprised of (i) up to 72,722,177 shares issued or issuable upon the conversion of our Series A Convertible Preferred Stock, par value $0.001 with a stated value of $1,000 per share (the “Series A Convertible Preferred Stock”) and (ii) up to 36,146,154 shares of common stock issued upon exercise of certain related warrants between March 2018 and the expiration of the warrants, in each case held by the selling stockholders named in this prospectus or their transferees. The shares of Series A Convertible Preferred Stock and the warrants were issued in the transactions described in this prospectus, and the selling stockholders are identified in the section entitled “Selling Stockholders” on page 12 below.

Pursuant to the terms of a registration rights agreement we entered into with the selling stockholders, we are required to register (a) 100% of the number of shares of common stock underlying the Series A Convertible Preferred Stock and (b) 100% of the number of shares of common stock issued or issuable upon exercise of the SPA Warrants. Due to the dividend accrual provisions of the Series A Convertible Preferred Stock which will increase the number of shares of common stock issuable upon conversion, this combined prospectus relates to 40,286,793 shares of common stock in addition to the 32,435,384 shares that were initially issued or issuable upon conversion of 20,983 shares of Series A Convertible Preferred Stock.

This combined prospectus (as described below) relates to the offer, resale or other disposition of these securities by the selling stockholders or their transferees. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by any selling stockholder. The selling stockholders may sell their respective shares of common stock described in this prospectus in a number of different ways and at varying prices. The registration of these shares of common stock does not necessarily mean that any of them will be offered or sold by the selling stockholders. We provide more information about how the selling stockholders may resell their respective shares of our common stock in the section titled “Plan of Distribution” beginning on page 15. We are paying the expenses incurred in registering the shares, including legal and accounting fees.

Our common stock is traded on the NYSE American under the symbol “STXS.” On August 12, 2026, the last reported sale price for our common stock on the NYSE American was $1.40 per share.

Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our common stock under the heading “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, (the “Securities Act”), this prospectus is a combined prospectus which also relates to (i) the Registration Statement on Form S-1 (File No. 333-214255), which was initially declared effective on November 15, 2016, as amended by Post-Effective Amendments filed on March 30, 2018 and May 30, 2018, which was declared effective on May 31, 2018 (collectively, the “2016 Registration Statement”), and (ii) the Registration Statement on Form S-3 (File No. 333-272101), which was initially declared effective on June 6, 2023 (the “2023 Registration Statement”), relating to the resale, among other securities, of the shares of common stock described above by the selling stockholders named therein. Pursuant to Rule 429 under the Securities Act, the Registration Statement of which this prospectus is a part also constitutes a post-effective amendment to the 2016 Registration Statement and the 2023 Registration Statement, and such post-effective amendments will become effective concurrently with the effectiveness of the Registration Statement of which this prospectus is a part in accordance with Section 8(c) of the Securities Act.

The date of this prospectus is August 13, 2026.

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PROSPECTUS SUMMARY

This summary highlights selected information about Stereotaxis, Inc. and a general description of the securities that may be offered for resale or other disposition by the selling stockholders. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the securities offered by the selling stockholders, you should carefully read this entire prospectus, including the “Risk Factors” section, any applicable prospectus supplement for these securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Company

Stereotaxis designs, manufactures and markets robotic systems, instruments and information systems for the interventional laboratory. Our proprietary robotic technology, Robotic Magnetic Navigation, fundamentally transforms endovascular interventions using precise computer-controlled magnetic fields to directly control the tip of flexible interventional catheters or devices. Direct control of the tip of an interventional device, in contrast to all manual hand-held devices that are controlled from their handle, can improve the precision, stability, reach and safety of these devices during procedures.

Our primary clinical focus has been electrophysiology, specifically cardiac ablation procedures for the treatment of arrhythmias. Cardiac ablation has become a well-accepted therapy for arrhythmias and a multi-billion-dollar medical device market with expectations for substantial long-term growth. We have shared our aspiration and a product strategy to expand the clinical focus of our technology to several additional endovascular indications including coronary, neuro, and peripheral interventions.

There is substantial real-world evidence and clinical literature for Robotic Magnetic Navigation in electrophysiology. Hundreds of electrophysiologists at over one hundred hospitals globally have treated over 150,000 arrhythmia patients with our robotic technology. Clinical use of our technology has been documented in over 500 clinical publications. Robotic Magnetic Navigation is designed to enable physicians to complete more complex interventional procedures with greater success and safety by providing image-guided delivery of catheters through the blood vessels and chambers of the heart to treatment sites. This is achieved using externally applied computer-controlled magnetic fields that govern the motion of the working tip of the catheter, resulting in improved navigation. The more flexible atraumatic design of catheters driven using magnetic fields may reduce the risk of patient harm and other adverse events. Performing the procedure from a control cockpit enables physicians to complete procedures in a safe location protected from x-ray exposure, with greater ergonomics, and improved efficiency. We believe these benefits can be applicable in other endovascular indications where navigation through complex vasculature is often challenging or unsuccessful and generates significant x-ray exposure, and we are investing in research and development in these areas.

Our primary products include the Genesis RMN and the GenesisX RMN Systems, the Synchrony & SynX Solutions, various interventional devices under the Map-iT, MAGiC and EMAGIN brands, and other related devices. Through our strategic relationships with fluoroscopy system manufacturers, providers of catheters and electrophysiology mapping systems, and other parties, we offer our customers x-ray systems and other accessory diagnostic and therapeutic devices.

The Genesis RMN and the GenesisX RMN Systems are designed to enable physicians to complete more complex interventional procedures by providing image-guided delivery of catheters through the blood vessels and chambers of the heart to treatment sites. This is achieved using externally applied magnetic fields that govern the motion of the working tip of the catheter, resulting in improved navigation, efficient procedures, and reduced x-ray exposure. The GenesisX RMN System, the latest generation of the Genesis RMN System, is designed to significantly enhance the accessibility of Robotic Magnetic Navigation by reducing the lengthy construction cycle necessary to install prior generation RMN systems.

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The Synchrony system is designed to digitize and modernize the interventional catheter lab. Synchrony’s ultra-high-definition display consolidates the viewing and control of all disparate systems in the lab, offering an enhanced procedure experience with custom layouts, streamlined workflows, an intuitive user interface, and a decluttered environment. Synchrony digitizes the video streams with full fidelity and ultra-low latency, offering crystal-clear visualization. Its architecture allows obsolescence protection for labs as new technologies are introduced in the future. Synchrony is made available with SynX, a cloud-based HIPAA and GDPR-compliant app that allows for secure remote connectivity, collaboration, recording, and monitoring of the cath lab. These technologies are sold alongside RMN systems and as stand-alone solutions.

We pursue arrangements with fluoroscopy system manufacturers to provide such systems in a bundled purchase offer for hospitals establishing robotic interventional operating rooms. An integrated x-ray system is critical for customer adoption of RMN systems, and when offered as a bundled purchase with the RMN System, it may reduce the cost of acquisition, the ongoing cost of ownership, and the complexity of installation of a robotic electrophysiology practice.

We promote our full suite of products necessary for a typical hospital implementation, subject to regulatory approvals or clearances. This implementation requires a hospital to agree to an upfront capital payment and recurring payments. The upfront capital payment typically includes equipment and installation charges. The recurring payments typically include disposable costs for each procedure, equipment service costs beyond the warranty period, and ongoing software updates. In hospitals where our full suite of products has not been implemented, equipment upgrade or expansion can be implemented upon purchasing of the necessary upgrade or expansion.

We have strategic relationships with technology leaders and innovators in the global interventional market. Through these strategic relationships we provide compatibility with our robotic magnetic navigation system, integrated x-ray systems, digital imaging and 3D catheter location sensing technology, and compatible disposable interventional devices. The maintenance of these strategic relationships, or the establishment of equivalent alternatives, is critical to our commercialization efforts. There are no guarantees that any existing strategic relationships will continue, and efforts are ongoing to ensure the availability of compatible systems and devices and/or equivalent alternatives. We cannot provide assurance as to the timeline of the ongoing availability of such compatible systems or our ability to obtain equivalent alternatives on competitive terms or at all.

We were incorporated in Delaware in June 1990. Our principal executive offices are located at 710 North Tucker Boulevard, Suite 110, Saint Louis, Missouri 63101, and our telephone number is (314) 678-6100. Our website address is www.stereotaxis.com. Information contained on our website is not incorporated by reference into and does not form any part of this prospectus. As used in this prospectus, references to “Company”, “we”, “our”, “us” and “Stereotaxis” refer to Stereotaxis, Inc. unless the context requires otherwise. GenesisX RMN®, Genesis RMN®, Niobe®, Navigant®, Synchrony™, SynX™, Odyssey®, Odyssey Cinema™, MAGiC™, MAGiC Sweep™, EMAGIN™, Map-iT™, QuikCAS™, Cardiodrive®, Vdrive®, Vdrive Duo™, V-CAS™, V-Loop™, V-Sono™, and NuVizion™ are trademarks of Stereotaxis, Inc. All other trademarks that appear in this report are the property of their respective owners.

Recent Developments

On July 7, 2026, the Company completed its acquisition (the “Acquisition”) of Robocath, a French société par actions simplifiée (“Robocath”), for approximately $20.0 million of cash and common stock. Pursuant to the Share Sale Agreement, dated as of April 14, 2026 (the “Share Sale Agreement”), by and among Stereotaxis, the securityholders of Robocath party thereto (the “Securityholders”) and an individual serving as manager, the Company acquired shares and other securities collectively representing 100% of the share capital and voting power of Robocath (on a fully-diluted basis) from the Securityholders. Robocath, headquartered in Rouen, France is a venture-backed innovator of advanced mechanical robotic technology for interventional cardiology and neurointerventions.

At the closing of the Acquisition, the Company made certain cash payments for the benefit of the Securityholders and issued (i) 1,469,485 shares of its common stock and (ii) “pre-funded” warrants (the “Purchaser Warrants”) to purchase 4,575,143 shares of its common stock to the Securityholders, in accordance with the terms and subject to the conditions set forth in the Share Sale Agreement. The Purchaser Warrants were issued to a Robocath securityholder that elected, as permitted by the Share Sale Agreement, to receive Purchaser Warrants in the Acquisition in lieu of shares of common stock it would have otherwise received under the Share Sale Agreement. Each Purchaser Warrant issued at closing entitles the holder thereof to acquire one share of our common stock at an exercise price equal to the par value of such common stock and is exercisable at any time from the date of issuance until July 7, 2031. In addition, at the closing of the Acquisition, we also issued 225,000 shares of our common stock to Robocath’s financial advisor as partial payment of a success fee for acquisition advisory services rendered to Robocath and its Securityholders in connection with the Acquisition.

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In addition to the upfront consideration, we agreed to pay the Securityholders additional earnout consideration of up to $25.0 million upon the achievement of certain milestones, consisting of (i) $10 million upon the achievement of one regulatory milestone based on receipt of US FDA regulatory approval of certain next-generation interventional medical devices that Robocath currently has in development and (ii) up to $15 million for two commercial sales milestones, in the amounts of $5 million and $10 million, respectively. Robocath’s financial advisor will be entitled to additional fees upon payment of such earnouts. The earnout payments (and additional fees) are deliverable in the form of cash, a number of shares of Stereotaxis common stock (or Purchaser Warrants in lieu thereof subject to the continuing election of the eligible Securityholder) to be calculated in accordance with valuation formulas set forth in the Share Sale Agreement, or a combination of cash and stock (or Purchaser Warrants), provided that the aggregate number of shares that may be issuable as upfront stock consideration (including on exercise of any Purchaser Warrants), in respect of the foregoing regulatory and the commercial milestones and as payment to Robocath’s financial advisor may not exceed 19.9% of the total number of shares of the Company’s common stock issued and outstanding immediately prior to the closing(the “NYSE American Share Cap”) without obtaining any required stockholder approval under the NYSE American rules. The exact number of shares and/or Purchaser Warrants, if any, to be issued under the Share Sale Agreement for earnout payments would be determined using the value of the Company’s common stock at the time(s) such commercial or regulatory milestones are achieved, based on the average of the closing per share price of the Company’s common stock for each of the five trading days ending on the second business day prior to payment date for such milestones, and will in any event be reduced to the extent the Company elects to pay the milestone consideration in cash, as a result of the NYSE American Share Cap or otherwise.

In connection with the Acquisition, the Company and the Securityholders entered into a Resale Organization Agreement, dated as of July 7, 2026 (the “Resale Organization Agreement”), which is intended to facilitate the orderly resale of shares of our common stock (including shares issuable upon exercise of Purchaser Warrants) held by the Securityholders following the closing of the Acquisition. The Resale Organization Agreement imposes certain volume limitations on open-market sales by the Securityholders and grants the European Investment Bank priority resale rights during an initial period following the closing of the Acquisition.

Concurrently with the filing of the registration statement of which this prospectus is a part, the Company has filed a resale registration statement relating to the resale of up to 19,449,603 shares issued and potentially issuable in the Acquisition (including upon the exercise of Purchaser Warrants), which includes the upfront stock consideration and Purchaser Warrants issued on July 7, 2026 and additional shares that may become issuable upon achievement of the regulatory and commercial milestones. The number of shares covered by such resale registration statement represents 19.9% of the shares of the Company’s common stock issued and outstanding as of April 30, 2026, which is slightly fewer than the total number of shares we may issue under the NYSE American Share Cap.

Securities Being Offered

This prospectus relates to the offer, resale or other disposition of up to an aggregate of 108,868,331 shares of our common stock, comprised of (i) up to 72,722,177 shares issuable upon the conversion of our Series A Convertible Preferred Stock (as defined below) and (ii) up to 36,146,154 shares of common stock upon exercise of certain related warrants, in each case held by the selling stockholders named in this prospectus or their transferees. The shares of Series A Convertible Preferred Stock and the warrants were issued in the transactions described below, and the selling stockholders are identified in the section entitled “Selling Stockholders” on page 12, below. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The registration of these shares of common stock does not necessarily mean that any of them will be offered or sold by the selling stockholders. The securities may be sold directly or through brokers, dealers or agents in private or market transactions. In connection with any sales, the selling stockholders and any brokers, dealers or agents participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. See “Plan of Distribution.”

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Financing Transaction

On September 26, 2016, we entered into a Securities Purchase Agreement (the “SPA”), pursuant to which we sold in a private placement sale to the investors identified on the Schedule of Buyers thereto (together the “Buyers”) (i) a total of 24,000 shares of our Series A Convertible Preferred Stock, par value $0.001 with a stated value of $1,000 per share (the “Series A Convertible Preferred Stock”), initially convertible into 36,923,078 shares of common stock based upon an initial conversion price of $0.65 per share, subject to certain adjustments, and (ii) related warrants (the “SPA Warrants”) to initially purchase an aggregate of 36,923,078 shares of our common stock at an initial warrant exercise price of $0.70 per share subject to certain adjustments and for a term of five (5) years. The Series A Convertible Preferred Stock and the SPA Warrants were sold at an aggregate price of $24 million. This transaction (the “Financing Transaction”) closed on September 29, 2016. Of the 24,000 shares of Series A Convertible Preferred Stock originally issued, an aggregate of 20,983 remain issued and outstanding, 100 have been converted into common stock held by an affiliate and 2,917 have been converted into common stock by non-affiliates. As a result, the New Registration Statement (as defined below) and this prospectus do not relate to such shares of common stock underlying the 2,917 shares that have been previously converted into common stock by non-affiliates, which are no longer registrable securities under the Registration Rights Agreement (described below).

On February 28, 2018, we entered into a Consent and Amendment with the holders of a majority of the shares of common stock issuable upon exercise of the SPA Warrants pursuant to which the exercise price of the SPA Warrants was reduced from $0.70 per share to $0.28 per share that ended at 1:00 p.m. (Eastern Standard Time) on March 5, 2018 (the “Restricted Exercise Period”), provided that (i) exercises of the SPA Warrants at the reduced exercise price would only be effected if the aggregate exercise price for all SPA Warrants exercised during the Restricted Exercise Period was at least $6,000,000 (the “Exercise Condition”), (ii) cashless exercise was not permitted during the Restricted Exercise Period, (iii) the exercising holder was required to enter into a lock-up agreement with the Company agreeing not to sell the SPA Warrants or the shares received on exercise of the SPA Warrants (the “Warrant Shares”) for a period of 18 months following March 12, 2018 and (iv) the limitations on beneficial ownership of the Company’s common stock set forth in the SPA Warrants would not apply to Warrant Shares issued to a holder upon exercises of such holder’s SPA Warrants during the Restricted Exercise Period. The Exercise Condition was satisfied and the Company issued 35,791,927 shares of common stock to such exercising holders for an aggregate exercise price of $10,021,739. Subsequent to the expiration of the Consent and Amendment, an additional 1,115,765 warrants were exercised at the original exercise price of $0.70 per share for an aggregate exercise price of $781,035. The balance of the SPA Warrants expired unexercised.

In connection with the original Financing Transaction, we entered into a registration rights agreement with the purchasers of the Series A Convertible Preferred Stock and the SPA Warrants (the “Registration Rights Agreement”), under which we agreed to undertake to file one or more registration statements on behalf of the selling stockholders with respect to the offer, resale or other disposition of the common stock issued or issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of the SPA Warrants.

Our Registration Statement on Form S-1 (File No. 333-214255) (the “2016 Registration Statement”), was initially declared effective on November 15, 2016 and registered (a) 130% of the number of shares initially issuable upon conversion of all issued and outstanding shares of Series A Convertible Preferred Stock and (b) 100% of the number of shares of common stock issued or issuable upon exercise of the SPA Warrants. In connection with the Consent and Amendment, the Company determined to file a post-effective amendment to register for resale the shares of common stock issued upon exercise of the SPA Warrants as amended, in the event that the SEC were to conclude the Consent and Amendment represented the issuance of a new security. Accordingly, on March 30, 2018 and May 30, 2018 we filed Post-Effective Amendments, which was declared effective on May 31, 2018 to confirm the registration of the resale of the Warrant Shares issued upon exercise of the SPA Warrants as amended by the Consent and Amendment.

Our Registration Statement on Form S-3 (File No. 333-272101) (the “2023 Registration Statement”), was initially declared effective on June 6, 2023 and registered an additional 10,000,000 shares of our common stock issuable upon conversion of the Series A Preferred as a result of the dividend accrual feature. Pursuant to Rule 429 under the Securities Act, the 2023 Registration Statement constituted a Post-Effective Amendment No. 3 to the 2016 Registration Statement and converted the 2016 Registration Statement to a registration statement on Form S-3.

On July 15, 2026, we filed a Registration Statement on Form S-3 (the “New Registration Statement”), of which this prospectus is a part, to register an additional 20,000,000 shares issuable upon conversion of the Series A Preferred as a result of the dividend accrual feature. Pursuant to Rule 429 under the Securities Act, the New Registration Statement will constitute a Post-Effective Amendment No. 4 to the 2016 Registration Statement and a Post-Effective Amendment No. 1 to the 2023 Registration Statement. Pursuant to Rule 429, this prospectus is a combined prospectus relating to both the additional shares registered under the New Registration Statement and to shares covered by the 2016 Registration Statement and the 2023 Registration Statement. The 2016 Registration Statement also related to an aggregate of 1,141,935 shares of our common stock underlying warrants issued under various agreements in 2013, as well as an aggregate of 15,385 shares underlying the SPA Warrants, all of which were never exercised and have expired. The 2016 Registration Statement and the 2023 Registration Statement also related to an aggregate of 6,002,583 shares underlying shares of Series A Convertible Preferred Stock that have previously been converted. The New Registration Statement and this prospectus does not relate to such shares of common stock underlying such unexercised and expired warrants or previously converted shares of Series A Convertible Preferred Stock.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in, or incorporated by reference in, this prospectus, including the risks described below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and in any other reports that we file with the Securities and Exchange Commission (the “SEC”), along with the other information included or incorporated by reference in this prospectus, in evaluating an investment in our common stock. The information included or incorporated by reference in this prospectus may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

The risks and uncertainties described in this prospectus and the documents incorporated by reference in this prospectus represent all the material risks known to us, but they are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. As a result, the trading price of our common stock and/or the value of any other securities we may issue may decline, and you might lose part or all of your investment.

Risks Related to This Offering

Future issuances of our securities could dilute current stockholders’ ownership.

The registration statement of which this prospectus is a part covers the resale or other disposition up to 108,868,331 shares of our common stock, including up to an aggregate of 72,722,177 shares originally issued or issuable in the future upon the conversion of our Series A Convertible Preferred Stock, which number includes 40,285,200 shares related to the dividend accrual provisions in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Stereotaxis, Inc. the “Certificate of Designations”) related thereto.

As of June 30, 2026, we had 51,178,184 million shares of our common stock issuable upon conversion of our Series A Convertible Preferred Stock. Our Series A Convertible Preferred Stock bears dividends at a rate of six percent (6.0%) per annum, which are cumulative and accrue daily from the date of issuance on the $1,000 stated value. Such dividends will not be paid in cash, except in connection with any liquidation, dissolution or winding up of the Company or any redemption of the Series A Convertible Preferred Stock. Instead, the value of the accrued dividends is added to the liquidation preference of the Series A Convertible Preferred Stock and will increase the number of shares of common stock issuable upon conversion, which will dilute the ownership of our common stockholders. As a result of this accrual feature, this prospectus relates to more shares of common stock issuable upon conversion of Series A Convertible Preferred Stock than are currently issuable as of the effective date of the registration statement of which this prospectus is a part.

A significant number of shares of our common stock are subject to issuance under our existing stock incentive plans, and we may request the ability to issue additional such securities. We may also decide to raise additional funds through public or private debt or equity financing to fund our operations. In March 2026, we filed a new shelf registration statement on Form S-3 to register (i) $100.0 million of debt securities, common stock, preferred stock, warrants, rights or units consisting of any two or more of such securities (the “2026 Shelf”) and (ii) $50 million shares of common stock to be issued under the at-the-market offering program with Roth Capital (the “Roth ATM Facility”). The 2026 Shelf is currently effective, and as of June 30, 2026, $49.3 million of common stock remained available to be sold under the Roth ATM Facility, subject to certain conditions as specified in the sales agreement. While we cannot predict the effect, if any, that future sales of debt, our common stock, other equity securities or securities exercisable for or convertible into our common stock or other equity securities or the availability of any of the foregoing for future sale, will have on the market price of our common stock, it is likely that sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options and stock appreciation rights, the vesting of the CEO Performance Share Unit Award and restricted stock units, or the conversion of any convertible securities outstanding now or in the future, including the Series A Convertible Preferred Stock), will dilute the ownership of our existing stockholders and that the perception that such sales could occur, will adversely affect prevailing market prices for our common stock.

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In addition, we may issue additional shares of our common stock as a result of earnout provisions in the agreements we entered into in connection with our 2024 acquisition of Access Point Technologies EP, Inc. (“APT”) and our recently closed acquisition of Robocath, which would further dilute our current stockholders’ ownership. See “Risks Related to our Recently Completed Acquisition of Robocath—Issuance of the Earnout Consideration will result in dilution to our stockholders and may adversely affect us, including the market price of our securities.” As of June 30, 2026, we have issued an aggregate of 1,419,523 shares as earnout consideration to APT. However, the exact number of earnout shares that may be issued under the agreements with APT and Robocath for future milestones will be based on formulas in those agreements, and is indeterminate, subject in each case to a cap of 19.9% of the total number of shares of the Company’s common stock issued and outstanding immediately prior to the respective closing dates of those transactions. In addition, the vesting of the right to receive the earnout shares under the APT acquisition agreement would be accelerated in the event of a change of control of Stereotaxis, based on a probability-weighted average estimate of the potential to achieve any remaining milestones, discounted to its net present value considering expected time when earnouts related to the milestones would become payable through September 30, 2029.

Further, the Series A Convertible Preferred Stock ranks senior to our common stock as to distributions and payments upon the liquidation, dissolution and winding up of the Company. No such distributions or payments upon the liquidation, dissolution and winding up of the Company may be made to holders of common stock unless and until the holders of the Series A Convertible Preferred Stock have received the stated value of $1,000 per share plus any accrued and unpaid dividends. Until all Series A Convertible Preferred Stock have been converted or redeemed, no dividends may be paid on the common stock without the express written consent of the holders of a majority of the outstanding Series A Convertible Preferred Stock. In the event that dividends or other distributions of assets are made or paid by the Company to the holders of the common stock, the holders of Series A Convertible Preferred Stock are entitled to participate in such dividend or distribution on an as-converted basis. Any such distributions or payments upon the liquidation, dissolution or winding up of the Company may dilute the ownership interests of our existing stockholders.

Risks Related to our Recently Completed Acquisition of Robocath

We may be unable to successfully integrate Robocath into our business and may fail to realize any or all of the anticipated benefits of the Acquisition, or those benefits may take longer to realize than expected.

Prior to the completion of our acquisition of Robocath, both companies previously operated independently and manufactured different products. The success of the Acquisition will depend, in part, on our ability to (i) successfully integrate Robocath’s businesses into Stereotaxis, (ii) successfully manufacture, commercialize, develop and sell Robocath’s robotic systems and next-generation interventional medical devices and related products, and (iii) realize the anticipated benefits, including synergies, cost savings, growth and innovation opportunities and operational efficiencies, from the Acquisition, all in a manner that does not materially disrupt existing customer, supplier and employee relations. If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of our common stock may decline.

The integration of Robocath into our business may result in material challenges, including, without limitation:

●	the diversion of management’s attention from ongoing business concerns relating to our historical business and any resulting disruption to our current plans and operations;
●	managing a more complex combined business;
●	expanding operations to manufacture Robocath’s robotic systems and associated disposable products and overcoming our lack of manufacturing experience related to such products;
●	maintaining employee morale, retaining key Robocath employees and the possibility that the integration process and organizational changes may adversely impact the ability to maintain employee relationships;
●	transitioning and maintaining business and operational relationships of Robocath, including suppliers, collaboration partners, employees and other counterparties;

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●	risks related to retaining Robocath’s existing customers, including managing existing contracts with and any disputes with such customers;
●	the integration process not proceeding as expected, including due to a possibility of faulty assumptions or expectations regarding the integration process or Robocath’s operations;
●	risks related to litigation, disputes, investigations or other events that could increase our expenses, result in liability or require that we take other action;
●	consolidating corporate, administrative and compliance infrastructures and eliminating duplicative operations;
●	communication and logistical challenges associated with coordinating activities and maintaining consistent operational standards across widely-different locations, separated by both geography and time zones;
●	unanticipated issues in integrating information technology, communications and other systems;
●	unforeseen expenses, costs, liabilities or delays associated with the Acquisition or the integration;
●	complying with diverse and unfamiliar foreign laws or regulatory requirements, or unexpected changes to those laws or requirements, including healthcare-specific regulatory regimes applicable to Robocath’s business in France and other jurisdictions, including managing relationships with our regulators or other governmental authorities;
●	increased costs and monitoring of compliance with other laws and regulatory requirements to which our business activities abroad are currently subject, such as the U.S. Foreign Corrupt Practices Act and anti-corruption laws, and similar laws with a significant anti-corruption intent in France and other foreign countries, in which we and Robocath operate;
●	differing payor reimbursement regimes, governmental payors and price controls applicable to medical devices in foreign markets;
●	managing any competitive responses to the Acquisition;
●	compliance with French corporate law applicable to Robocath, with which we are not familiar; and
●	cultural differences in the conduct of business.

Many of these factors are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of expected cost savings or synergies and diversion of management’s time and energy, which could materially affect our financial position, results of operations and cash flows.

The Robocath acquisition will not be accretive to us and will increase our operating losses.

Although we consider the acquisition of Robocath as complementary to our existing business, Robocath has sustained historical operating losses, and we expect that it will continue to incur operating losses and negative cash flows in the coming few years. We may be required to fund Robocath’s ongoing operations for the foreseeable future. For example, we extended operating loans to Robocath of $1.1 million between signing of the Share Sale Agreement and the Acquisition closing, which loans were repaid at closing and reduced the amount of the Upfront Stock Consideration we paid to Robocath’s equity holders. Accordingly, the Robocath acquisition will not be accretive to us and will increase our operating losses and negatively impact our results of operations on a consolidated basis in the near term. While we have plans to improve Robocath’s operating results primarily through leveraging our commercial organization to grow revenue of their next-generation system, we may not be successful in doing so in the near term or at all.

Our future results may be adversely impacted if we do not effectively manage Robocath’s robotic systems and disposable products business following the completion of the Acquisition.

As a result of the Acquisition, we will be managing Robocath’s ongoing business of manufacturing, commercializing, developing and selling robotic systems and associated disposable products and services. The manufacturing and development process of such robotic systems and disposable products is complex, highly technical, and our prior experience in this field is dated. The process can be subject to periodic worldwide supply chain disruptions, including labor shortages and inflationary pressures, and logistics delays which make it difficult for us to source parts and ship our products. We may require a higher level of overhead than currently anticipated. Our ability to successfully manage this new aspect of our business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of Robocath into us, but also the increased scope of the combined business with its associated increased costs and complexity. There can be no assurances that we will be successful in manufacturing and commercializing Robocath’s robotic systems and disposable products or that we will realize the expected operating efficiencies, cost savings and other benefits anticipated from the acquisition.

7

The issuance of the earnout consideration using earnout shares will result in dilution to our stockholders and may adversely affect us, including the market price of our securities.

At the closing of the acquisition of Robocath on July 7, 2026, we issued 6,044,628 shares of our common stock as closing shares (including shares of common stock issuable upon exercise of purchaser warrants issued to certain of the Securityholders in lieu of closing shares). We also issued 225,000 shares of common stock to Robocath’s financial advisor as partial payment of a success fee for acquisition advisory services rendered to Robocath and its securityholders in connection with the Acquisition. In addition, the Share Sale Agreement requires us to pay up to $25 million of additional earnout consideration to the Securityholders upon achievement of a regulatory milestone and/or either or both of two commercial milestones, which we may pay in cash, by issuing earnout shares (including shares of common stock issuable upon exercise of purchaser warrants issued to certain of the Securityholders in lieu of earnout shares), or in a combination of cash and Earnout Shares (or Purchaser Warrants), at our election.

The Share Sale Agreement obligated us to file a resale registration statement relating to the 6,269,628 closing shares and to Earnout Shares that may be issuable pursuant to the earnout provisions in the Share Sale Agreement. We have elected to register 13,179,975 of such earnout shares; however, the exact number of shares we may issue under the Share Sale Agreement as earnout consideration will depend on: (i) whether and to what extent the regulatory and/or the commercial milestones are achieved; (ii) whether we elect to pay all or a portion of such consideration in cash or using earnout shares (or Purchaser Warrants); and (iii) the actual average closing price of our common stock calculated pursuant to a formula near the time such milestones are achieved. The Share Sale Agreement provides for a cap on the number of earnout shares, when combined with the closing shares, of 19.9% of the total number of shares of our common stock issued and outstanding before the issuance of shares in the Acquisition (the “Share Cap Limitation”).

As a result of the foregoing, if the regulatory and/or commercial milestones are achieved, we could elect to issue all of the Earnout Shares in addition to the closing shares we issued at the closing of the Acquisition, which would cause significant additional dilution to the Company’s stockholders. Moreover, even if we are not required to issue any earnout shares, the potential for the issuance of such shares may negatively affect the trading price of our common stock in anticipation of such potential dilution. Sales of a substantial number of shares comprising the closing shares or any earnout shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our securities.

Under certain circumstances, we may take certain actions to achieve the milestones under the Share Sale Agreement that we would not have undertaken if we had not completed the Acquisition, which may have an adverse effect on the historical business of Stereotaxis.

In particular, during the earnout periods under our Share Sale Agreement, which include a regulatory milestone period ending on December 31, 2033 and two commercial milestone periods ending on December 31, 2035 and December 31, 2037, respectively, we agreed to use commercially reasonable efforts (as defined in the Share Sale Agreement) to complete the development of Robocath’s next-generation R-Two Products, including product development, manufacturing, and clinical and regulatory efforts to obtain FDA regulatory approval and regulatory authorization in Europe, and, subject to obtaining such authorizations, to commercialize the R-Two Products in the applicable territories. We also agreed to use commercially reasonable efforts to retain Robocath employees, on an employment or consulting basis, necessary to achieve the regulatory and commercial milestones and to ensure such individuals have adequate means, resources and support to perform their duties effectively.

While we retain the sole authority to operate and control Robocath’s business and its operations, including without limitation, any and all decisions relating to various aspects of the combined business, we may nevertheless take certain actions related to the milestones that we would not have undertaken if we had not completed the Acquisition.

8

Robocath has historically been a private company that prepared its financial statements in accordance with French GAAP and was not subject to SEC reporting obligations, and we may encounter significant difficulties in integrating Robocath’s financial reporting and internal controls with our own.

Prior to the Acquisition, Robocath was not required to maintain the financial reporting processes, internal controls over financial reporting, or public company governance practices that are required of U.S. public companies. Developing and managing these processes at Robocath, including the preparation of timely and accurate financial information for inclusion in our SEC filings and the implementation of internal controls, procedures, and policies appropriate for a U.S.-based public company, will require significant management attention, resources and expenditures. In addition, Robocath has historically prepared its financial statements in accordance with French generally accepted accounting principles, which differ in significant respects from U.S. GAAP. The conversion of Robocath’s historical financial data and ongoing accounting practices to U.S. GAAP may present substantial challenges, and we may encounter difficulties in identifying and correcting deficiencies in Robocath’s internal controls over financial reporting that arise from these differences in accounting standards and practices. Any failure to successfully convert Robocath’s financial data and accounting practices to U.S. GAAP, or to establish and maintain adequate financial reporting processes and internal controls at Robocath, could result in material weaknesses or significant deficiencies in our internal controls over financial reporting, errors or delays in our consolidated financial reporting, restatements of our consolidated financial statements, additional audit costs, regulatory scrutiny, or increased legal or financial risk, any of which could have a material adverse effect on our business, financial condition and results of operations.

French labor and employment laws applicable to Robocath’s employees may increase our operational costs and adversely affect our business.

All of the employees of our subsidiary, Robocath, are employed outside the United States, including in France, where labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights upon termination of employment. In addition, Robocath’s employees may be members of unions or represented by a works council as required by applicable French law, and we may be required to consult with such unions or works councils in connection with certain operational decisions. These more stringent labor and employment laws, to the extent that they are applicable, coupled with any requirement to consult with the relevant unions or works councils, could increase our operational costs with respect to our employees at Robocath. If such increased operational costs become significant, our business, financial condition, and results of operations could be adversely affected, perhaps materially.

We may face significant tax risks and uncertainties in connection with Robocath’s operations, including challenges relating to transfer pricing, withholding taxes, and local tax compliance.

Robocath’s operations are subject to French corporate income tax, local business taxes and various other French and EU taxes. Following the Acquisition, intercompany transactions between Robocath and our US operations may be subject to complex transfer pricing rules, which require that such transactions be conducted at arm’s length. In addition, dividends, interest, and other payments to us by Robocath may be subject to French withholding taxes, potentially subject to reduction under the US-France tax treaty. Our limited experience with French tax compliance and intercompany pricing increases the risk of disputes, adjustments, or penalties that could adversely affect our financial results.

9

FORWARD-LOOKING STATEMENTS

The prospectus contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1985. These statements relate to, among other things:

●	our business, operating, sales and marketing, and regulatory strategies;

●	our value proposition;

●	our overall liquidity and our ability to fund operations;

●	our ability to convert backlog to revenue;

●	risks related to our recently completed acquisition of Robocath, as set forth in “Risk Factors” above;

●	the ability of physicians to perform certain medical procedures with our products safely, effectively and efficiently;

●	the adoption of our products by hospitals and physicians;

●	the market opportunity for our products, including expected demand for our products;

●	the timing and prospects for regulatory approval of our additional disposable interventional devices;

●	the success of our business partnerships and strategic relationships;

●	our industry generally, and overall macroeconomic conditions;

●	our estimates regarding our capital requirements;

●	our plans for hiring additional personnel;

●	business acquisitions, including the acquisition of Robocath, our ability to achieve the strategic and other objectives of any such acquisitions, and the risk that we may be unable to integrate the operations of acquired companies successfully and within the expected time period; and

●	any of our other plans, objectives, expectations and intentions contained or incorporated into this prospectus that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue”, or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. These statements are only predictions.

Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in general economic and business conditions and the risks and other factors set forth in “Risk Factors” in this prospectus and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025.

Our actual results may be materially different from what we expect. We undertake no duty to update these forward-looking statements after the date of this prospectus, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

10

USE OF PROCEEDS

We will not receive any proceeds from the selling stockholders’ sales of our common stock. However, at the time the shares of Series A Convertible Preferred Stock and the SPA Warrants were originally issued to the selling stockholders, we did receive payment for the purchase price for those securities. In addition, we received approximately $10.0 million in proceeds from the exercise of SPA Warrants covering 35,791,927 shares of common stock under the Consent and Amendment in March 2018, and approximately $0.8 million in proceeds from the exercise of the SPA Warrants under the SPA, which was used for general corporate purposes.

We will pay for expenses of this offering, except that the selling stockholders will pay any underwriting discounts or commissions or equivalent expenses applicable to the sale of their shares.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those (i) issued or issuable to the selling stockholders upon the conversion of our Series A Convertible Preferred Stock, (ii) issued to the selling stockholders upon the exercise of the SPA Warrants. For additional information regarding the issuance of the Series A Convertible Preferred Stock and the common stock underlying the SPA Warrants, see “Prospectus Summary — Securities Being Offered” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as described in the next following paragraph, the selling stockholders have not had any material relationship with us within the past three years.

DAFNA Capital Management, LLC, is the investment manager and general partner of two of the Buyers in the Financing Transaction. David L. Fischel, who joined our Board of Directors in connection with the closing of the Financing Transaction and now serves as our Chief Executive Officer and Chairman of the Board, is a Principal of DAFNA Capital Management, LLC. Nathan Fischel, M.D., the father of David L. Fischel, is the Founder and Chief Executive Officer of DAFNA Capital Management, LLC and also serves on our Board of Directors. Two additional Buyers in the Financing Transaction, Joe Kiani and Arun S. Menawat, Ph.D., also joined our Board of Directors in connection with the closing of the Financing Transaction. Mr. Kiani resigned from our Board effective May 20, 2021.

The table below lists the selling stockholders and other information regarding their beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of shares of our common stock. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. The second column lists the number of shares of common stock beneficially owned by the selling stockholders as of June 30, 2026 (without giving effect to any limitations on conversion or exercise with respect to the applicable securities), including shares representing dividends accruing on the Series A Convertible Preferred Stock within 60 days of June 30, 2026. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with a registration rights agreement with the holders of the Series A Convertible Preferred Stock and the SPA Warrants, this prospectus covers the offer, resale or other disposition of the sum of (i) 32,281,538 shares of common stock issued or issuable upon conversion of the Series A Convertible Preferred Stock, (ii) 40,285,200 additional shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock as a result of the dividend accrual provisions in the Certificate of Designations, and (iii) shares of common stock currently issued following the exercise of the SPA Warrants, in the case of (i) and (ii), determined as if the outstanding Series A Convertible Preferred Stock were converted in full (without regard to any limitations on conversion contained in the Certificate of Designations for the Series A Convertible Preferred Stock). Because the conversion price of the Series A Convertible Preferred Stock will be adjusted as a result of dividend accrual, and because the conversion price of the Series A Convertible Preferred Stock and the exercise price of the SPA Warrants may be adjusted upon the occurrence of certain other events, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. Percentage ownership is based on 97,934,076 shares of common stock outstanding as of June 30, 2026. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” This information is based upon our review of public filings, our stockholder, option holder and warrant holder registers and information furnished by the selling stockholders.

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Name and Address of Selling Stockholder	Shares Beneficially Owned Prior to the Offering (1)	Maximum Number of Shares Offered by This Prospectus (2)	Shares Beneficially Owned Subsequent to the Offering (1)(3)
			Shares	Percent

DAFNA LifeScience LP (4) c/o DAFNA Capital Management, LLC 10990 Wilshire Blvd, Suite 1400 Los Angeles, CA 90024	16,748,376	19,753,527	777,712	*
DAFNA LifeScience Select LP (4) c/o DAFNA Capital Management, LLC 10990 Wilshire Blvd, Suite 1400 Los Angeles, CA 90024	16,565,814	19,753,527	595,150	*
Fred A. Middleton 400 S. El Camino Real, Suite 1200 San Mateo, CA 94402	399,267	493,838	-	*
Arun Menawat 2412 Eighth Line Oakville, Ontario, Canada L6H659	569,285	309,285	260,000	*
Dunwoody Partners, LP (5) 3500 Lenox Rd., Suite 820 Atlanta, GA 30326	1,783,882	1,878,454	-	*
Gregory J. Cotter (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	109,818	123,461	10,000	*
JOHNWR, LLC (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	2,376,334	2,469,192	380,000	*
Joe B. IV and Diana C. Hurley (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	709,889	823,375	-	*
Mark & Lori Rhodes (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	15,055	17,892	-	*
Michael & April Loper (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	199,633	246,919	-	*
Rand Enterprises, LLC (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	399,266	493,838	-	*
Ryan Christopher Smith (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	19,963	24,691	-	*
Steven J. Mudder (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	199,633	246,919	-	*
Steven Walker Smith (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	81,817	74,076	21,927	*
Taylor Walker Smith (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	19,963	24,691	-	*
William H. Latimer III (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	998,165	1,234,594	-	*
William Radford Aldridge (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	55,311	64,768	-	*
William Vogel (5) c/o Piedmont Partners, L.P. 3295 River Exchange Dr., Suite 400 Peachtree Corners, GA 30092	1,996,334	2,469,192	-	*
GLL Managed Account, LLC 3200 North Lake Shore Dr., Suite 201 Chicago, IL 60657	6,668,489	8,982,275	-	*
Joseph Kiani 2007 Dynasty Trust, dated March 20, 2008 (6) 121 Theory Irvine, CA 92617	15,970,664	19,753,527	-	*
Arbiter Partners QP LP (7) c/o Arbiter Partners Capital Management, LLC 530 Fifth Ave., 20th Floor New York, NY 10036	11,977,998	14,815,145	-	*
Nana Associates LLC 530 Fifth Ave., 20th Floor New York, NY 10017	3,992,666	4,938,382	-	*
2012 Revocable Trust of Andrew Redleaf (8) Attention: Andrew Redleaf Whitebox Advisors LLC 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416	7,985,332	9,876,763	-	*
Total Number of Shares Offered		108,868,331

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* Indicates ownership of less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Includes 100% of the shares of common stock issued or issuable upon conversion of the Series A Convertible Preferred Stock at the current conversion price, plus shares representing dividends accruing on the Series A Convertible Preferred Stock within 60 days of June 30, 2026. Certain selling stockholders also beneficially own additional shares of common stock which are included as beneficially owned both prior to and subsequent to the offering and are not offered pursuant to this prospectus.

(2)	Pursuant to the Certificate of Designations, a selling stockholder may not convert shares of Series A Convertible Preferred Stock if as a result of such conversion such selling stockholder, its affiliates and any other person whose beneficial ownership of shares of common stock would be aggregated with the selling stockholder’s for purposes of Section 13(d) of the Exchange Act, would beneficially own more than 4.99% of our common stock (or 9.99% if such selling stockholder has previously provided not less than 61 days’ prior notice to the Company of such increase). This ownership limitation was eliminated as to shares of common stock issued upon exercise of SPA Warrants during the Restricted Exercise Period. For purposes of the Selling Stockholder table, we have disregarded these limitations. Represents an aggregate of 72,722,177 shares of common stock issued or issuable upon conversion of the Series A Convertible Preferred Stock and 36,146,154 shares of common stock issued upon exercise of SPA Warrants.

(3)	Assumes for each stockholder the conversion in full of all shares of Series A Convertible Preferred Stock held by such stockholder and the sale of all shares offered hereby.

(4)

Based on the Company’s records and a Schedule 13D filed on March 8, 2018 by DAFNA Capital Management, LLC, in its capacity as investment adviser and general partner to DAFNA LifeScience LP and DAFNA LifeScience Select LP (collectively, the “Funds”), each of which entities is a Delaware limited partnership. In such capacity, DAFNA Capital Management, LLC may be deemed to be the beneficial owner of the shares of our common stock owned by the Funds, as in its capacity as investment adviser and general partner it has the power to dispose, direct the disposition of, and vote our shares owned by the Funds. Drs. Nathan Fischel and Fariba Ghodsian are the Chief Executive Officer and the Chief Investment Officer of DAFNA Capital Management, LLC, respectively. As controlling persons of DAFNA Capital Management, they may be deemed to beneficially own the shares of our common stock owned by the Funds. Pursuant to Rule 13d-4, each of Drs. Fischel and Ghodsian disclaims beneficial ownership of the securities owned by the Funds, except to the extent of his or her pecuniary interest therein. This amount excludes an aggregate of 19,753,527 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock. The conversion of the Series A Convertible Preferred Stock is restricted to the extent that, upon such conversion, the number of shares of common stock then beneficially owned by the holder of such securities and its affiliates would exceed 4.99% of our common stock then outstanding.

David L. Fischel, who joined our Board of Directors in connection with the closing of the Financing Transaction and now serves as our Chief Executive Officer and Chairman of the Board, is a Principal of DAFNA Capital Management, LLC. Dr. Fischel also serves on our Board of Directors. Excludes shares beneficially owned by Dr. Fischel and Mr. Fischel directly.

The ownership information of each Fund included in the Selling Stockholder table does not include the ownership information for the other Funds.

(5)	Piedmont Partners, L.P. distributed its shares of Series A Convertible Preferred Stock and SPA Warrants to its partners.

(6)	Based on a Schedule 13G filed by Joe Kiani on June 16, 2021, and the Company’s records. Mr. Kiani joined our Board of Directors in connection with the closing of the Financing Transaction and served until he resigned from our Board effective May 20, 2021. Excludes shares beneficially owned by Mr. Kiani directly.

(7)	Based on the Company’s records and a Form 13F filed by Arbiter Partners Capital Management, LLC on May 12, 2026.

(8)	Based on the Company’s records.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	transactions on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale;

●	over-the-counter market transactions;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	subject to the restrictions imposed by the SPA, short-sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●	subject to the restrictions imposed by the SPA, through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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In connection with the sale of securities or interests therein, subject to the restrictions imposed by the SPA, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or Rule 144 under the Securities Act or (2) the date on which all of the shares may be sold without restriction or condition pursuant to Rule 144 of the Securities Act.

16

DESCRIPTION OF SECURITIES

General

As of the date of this prospectus, we are authorized to issue up to 310 million shares of capital stock, par value $0.001 per share, divided into two classes designated, respectively, “common stock” and “preferred stock.” Of such shares authorized, 300 million shares are designated as common stock, and 10 million shares are designated as preferred stock.

The following is a summary of the material terms of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. Since the terms of our certificate of incorporation and bylaws, and Delaware law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find Additional Information” below.

Common Stock

As of June 30, 2026, there were approximately 97,934,076 shares of common stock outstanding that were held of record by approximately 380 stockholders, although we believe that there is a significantly larger number of beneficial owners of our common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor, as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Purchaser Warrants

In connection with the Robocath acquisition, as permitted by the Share Sale Agreement, one of the Robocath securityholders elected to receive warrants (the “Purchaser Warrants”) in lieu of shares of our common stock otherwise issuable to them under the Share Sale Agreement, whether as upfront stock consideration or as earnout consideration. Each Purchaser Warrant entitles the holder thereof to acquire one share of our common stock at an exercise price equal to the par value of our common stock ($0.001 per share). The Purchaser Warrants are exercisable for cash or on a cashless basis. The Purchaser Warrants are exercisable at any time from the date of issuance until the fifth (5th) anniversary of the date of issuance. The number of Purchaser Warrants to be issued to the holder is determined on the same basis as the number of shares of our common stock that would otherwise have been issuable to such holder under the Share Sale Agreement.

Series A Convertible Preferred Stock

On September 29, 2016, we filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”) to authorize the Series A Convertible Preferred Stock.

Pursuant to the Certificate of Designations, holders of Series A Convertible Preferred Stock are entitled to vote on an as-converted basis with holders of common stock, subject to specified beneficial ownership issuance limitations. The Series A Convertible Preferred Stock bears dividends at a rate of six percent (6.0%) per annum, which are cumulative and accrue daily from the date of issuance on the $1,000 stated value. Such dividends will not be paid in cash, except in connection with any liquidation, dissolution or winding up of the Company or any redemption of the Series A Convertible Preferred Stock. Instead, the value of the accrued dividends is added to the liquidation preference of the Series A Convertible Preferred Stock and will increase the number of shares of common stock issuable upon conversion.

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Each share of Series A Convertible Preferred Stock is convertible at the option of the holder from and after the original date of issuance, at an initial conversion price of $0.65 per share, subject to adjustment in the event of stock splits, dividends, mergers, sales of all or substantially all of our assets or similar transactions, subject to specified beneficial ownership issuance limitations. If we fail to timely issue shares of Series A Convertible Preferred Stock or common stock issuable on conversion or remove legends from any such shares, in each case as and when required to do so under the Certificate of Designations, we will be required to pay liquidated damages to the affected holder in an amount equal to 0.25% of the product of (i) the number of shares of common stock to be issued or issuable on conversion of the relevant shares of Series A Convertible Preferred Stock and (ii) the weighted average price of the common stock on the last date before such failure, and may be required to pay additional or alternative damages in specified circumstances at the option of the holder. Each holder of Series A Convertible Preferred Stock has the right to require us to redeem such holder’s Series A Convertible Preferred Stock upon the occurrence of specified events, including mergers, sales of substantially all assets of the Company, and certain defaults under the Certificate of Designations and under the Registration Rights Agreement entered into in connection with the Financing Transaction. We also have the right to redeem the Series A Convertible Preferred Stock in the event of a Change of Control Transaction (as defined in the Certificate of Designations).

The Series A Convertible Preferred Stock ranks senior to our common stock as to distributions and payments upon the liquidation, dissolution and winding up of the Company. No such distributions or payments upon the liquidation, dissolution and winding up of the Company may be made to the holders of common stock unless and until the holders of Series A Convertible Preferred Stock have received the stated value of $1,000 per share plus any accrued and unpaid dividends. Until all shares of Series A Convertible Preferred Stock have been converted or redeemed, no dividends may be paid on the common stock without the prior express written consent of the holders of a majority of the outstanding Series A Convertible Preferred Stock. In the event that dividends or other distributions of assets are made or paid by us to the holders of the common stock, the holders of Series A Convertible Preferred Stock are entitled to participate in such dividend or distribution on an as-converted basis (without giving effect to any limitations on conversion).

Anti-Takeover Provisions of Delaware Law and Charter Provisions

Interested Stockholder Transactions. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of assets with a value of 10% or more of either the total assets or all outstanding stock of the corporation;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

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In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

In addition, some provisions of our amended and restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Cumulative Voting. Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Classified Board of Directors. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, one-third of the board of directors is elected each year, which has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing only the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees. The certificate of incorporation also provides that directors may be removed by stockholders only for cause. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation and bylaws do not permit stockholders to act by written consent. They provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our directors. Further, our amended and restated certificate of incorporation provides that the stockholders may amend bylaws adopted by the board of directors or specified provisions of the certificate of incorporation by the affirmative vote of at least 66-2/3% of our capital stock.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from nominating directors at an annual meeting of stockholders.

Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Stereotaxis by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Supermajority Vote Requirements. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements of 66-2/3% of the voting power of our capital stock in connection with the amendment of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

Market Information

Our common stock is listed on the NYSE American under the symbol “STXS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. Its address is Broadridge Corporate Issuer Solutions, PO Box 1342, Brentwood, NY 11717-0718, and its telephone number is (855) 300-4994.

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LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Bryan Cave Leighton Paisner LLP, St. Louis, Missouri.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2025, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, http://www.stereotaxis.com, under “Investors—SEC Filings.” We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information subsequently filed with the SEC and incorporated in this prospectus.

We incorporate by reference into this prospectus the following documents (SEC File No. 001-36159), which contain important information about us and our business and financial results:

●	our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026, as amended by Amendment No. 1 filed on April 3, 2026;
●	our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2026, filed with the SEC on May 13, 2026, and June 30, 2026, filed with the SEC on August 12, 2026;
●	our information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025 from our definitive Proxy Statement on Form 14A, filed with the SEC on April 3, 2026;
●	Our Current Reports on Form 8-K filed with the SEC on April 15, 2026, May 15, 2026 , July 9, 2026 and July 16, 2026; and
●	the description of our common stock filed as Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026 and any amendment or report filed with the SEC for the purpose of updating the description.

We incorporate by reference any additional filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the filing of the initial registration statement (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) and before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold (other than information furnished and not filed with the SEC). These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

You may get copies of any of the document incorporated by reference (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling the investor relations department at Stereotaxis, Inc., 710 North Tucker Boulevard, Suite 110, St. Louis, Missouri 63101, telephone (314) 678-6100.

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